News Release		EXHIBIT 99
Exxon Mobil Corporation
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CONTACT:	ExxonMobil Media Relations
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FOR IMMEDIATE RELEASE
FRIDAY, FEBRUARY 21, 2014

Exxon Mobil Corporation Announces 2013 Reserves Replacement Totaled 103 Percent

•         Reserves replacement exceeded 100 percent for 20th consecutive year

•         Reserves additions totaled 1.6 billion oil-equivalent barrels

•         Liquids replaced at a ratio of 153 percent, bringing total proved reserves base to 53 percent liquids

IRVING, Texas--Exxon Mobil Corporation announced today it replaced 103 percent of its 2013 production by adding proved oil and gas reserves totaling 1.6 billion oil-equivalent barrels, including a 153 percent replacement ratio for crude oil and other liquids.

“Our industry-leading record of long-term reserves replacement demonstrates the success of our global strategy to identify, evaluate, pursue and capture high-quality opportunities,” said Rex W. Tillerson, chairman and chief executive officer. “The size and diversity of ExxonMobil’s global resource base, the largest held by an international oil company, provide us with unequaled investment flexibility to profitably develop new supplies of energy to meet future demand.”

At year-end 2013, ExxonMobil's proved reserves totaled 25.2 billion oil-equivalent barrels, which was made up of 53 percent liquids, up from 51 percent in 2012, and 47 percent natural gas.

Liquid additions during 2013 totaled 1.2 billion barrels, or 153 percent of production, and natural gas additions totaled 400 million oil-equivalent barrels for a 52 percent replacement ratio. Excluding the impact of asset sales, reserves additions during 2013 replaced 106 percent of production.

It was the 20th consecutive year that ExxonMobil replaced more than 100 percent of its production. The average replacement ratio over the past 10 years -- considered a better indicator of reserves performance due to the long-term nature of the industry -- was 120 percent. Liquids replacement over the period averaged 104 percent and natural gas replacement averaged 141 percent. The reserves additions made over the 10-year period comprise a diverse range of resource types and have broad geographical representation. ExxonMobil’s reserves life at current production rates is 16 years.

Reserve additions in 2013 at Upper Zakum in Abu Dhabi totaled more than 700 million barrels of crude oil. Reserve additions from the liquids-rich Woodford, Bakken and Permian plays in the United States and the Montney and Duvernay plays in Canada totaled more than 300 million oil equivalent barrels.

Other additions to proved reserves were made in Canada, Kazakhstan, the Gulf of Mexico, Nigeria and the Netherlands.

Reserves additions in 2013 reflect new developments with significant funding commitments as well as revisions and extensions of existing fields resulting from drilling, studies and analysis of reservoir performance. The annual reporting of proved reserves is the product of the corporation’s long-standing, rigorous process that ensures consistency and management accountability in all reserves bookings.

Resource Base

During 2013, ExxonMobil added 6.6 billion oil-equivalent barrels to its resource base, driven primarily by resource additions in Canada, Argentina, Tanzania, the United Arab Emirates and the United States.  Additions include continued success in by-the-bit exploration discoveries, undeveloped resource additions and strategic acquisitions. ExxonMobil’s by-the-bit conventional exploration success in 2013 included discoveries in Tanzania, Nigeria and Australia. In addition, discovery and delineation of North American unconventional assets contributed to the resource base. Overall, the corporation’s resource base totaled nearly 91 billion oil-equivalent barrels at year-end 2013, taking into account field revisions, production, and asset sales. The resource base includes proved reserves, plus other discovered resources that are expected to be ultimately recovered.

CAUTIONARY NOTE:  Proved reserve figures in this release are based on current SEC definitions.  For years prior to 2009 reflected in our 10-year average replacement ratio and 20-straight years of at least 100% replacement, proved reserve volumes were determined on bases that differed from SEC definitions in effect at the time. Specifically, for years prior to 2009, reserves were determined using the price and cost assumptions we use in managing the business, not the historic prices used in the SEC definitions.  Reserves also include oil sands and equity company reserves for all periods, which were excluded from SEC reserves prior to 2009.

The reserves replacement ratio is calculated for a specified period utilizing the applicable proved oil-equivalent reserves additions divided by oil-equivalent production.

The terms “resources” and “resource base” include quantities of discovered oil and gas that are not yet classified as proved reserves but that are expected to be ultimately recovered in the future. The term “resource base” is not intended to correspond to SEC definitions such as “probable” or “possible” reserves.

The term “project” as used in this release does not necessarily have the same meaning as in any government payment transparency reports.

About ExxonMobil

ExxonMobil, the largest publicly traded international oil and gas company, uses technology and innovation to help meet the world’s growing energy needs. ExxonMobil holds an industry-leading inventory of resources, is the largest refiner and marketer of petroleum products, and its chemical company is one of the largest in the world. Follow ExxonMobil on Twitter at www.twitter.com/exxonmobil.